Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

A. H. Belo Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-148811) on Form S-8 of A. H. Belo Corporation of our report dated March 8, 2012, with respect to the consolidated balance sheets of A. H. Belo Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011, annual report on Form 10-K of A. H. Belo Corporation.

/s/ KPMG LLP

Dallas, Texas

March 8, 2012